Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into effectively as of August 8, 2023 (the “Effective Date”), by and among Polar Multi-Strategy Master Fund (the “Investor”), HH&L Acquisition Co., a Cayman Islands exempted company (“SPAC”) and HH&L Investment Co., a Cayman exempted company (“Sponsor”). Investor, SPAC and Sponsor are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPAC is a special purpose acquisition company that closed on its initial public offering on February 9, 2021;

WHEREAS, on February 7, 2023, SPAC held an extraordinary general meeting during which SPAC’s shareholders approved a proposal to extend the date by which the SPAC must consummate its initial business combination (the “De-SPAC”) from February 9, 2023 to May 9, 2023 (the “Initial Extension”);

WHEREAS, on May 9, 2023, SPAC held an extraordinary general meeting during which SPAC’s shareholders approved a proposal to extend the date by which the SPAC must consummate the De-SPAC from May 9, 2023 to August 9, 2023, and thereafter, at the election of the board of directors of the SPAC, up to February 9, 2024 (the “Additional Extension”);

WHEREAS, SPAC is expected to hold an extraordinary general meeting, on or around August 9, 2023, during which SPAC’s shareholders is asked to approve a proposal to allow the board of directors of the SPAC to extend the date by which the SPAC must consummate the De-SPAC from August 9, 2023 up to February 9, 2024 without making any deposit into the Trust Account;

WHEREAS, as of the date of this Agreement, SPAC has not completed the De-SPAC;

WHEREAS, Sponsor is seeking to raise up to $1,500,000 from the Investor and the Investor has agreed to invest such amount (the “Investor Capital Contribution”), which will in turn be loaned by the Sponsor to the SPAC to cover working capital expenses in its sole discretion (“SPAC Loan”);

WHEREAS, SPAC intends to pay all principal under the SPAC Loan to Sponsor at the closing of the De-SPAC transaction (the “De-SPAC Closing”), in accordance with Section 1.3 below, and the Investor will be entitled to receive such proceeds from the Sponsor as a return of capital on its Capital Investment (as defined below); and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SUBSCRIPTION AND SPAC LOAN

1.1	Capital Calls. From time to time, the SPAC will request funds from the Sponsor for working capital purposes (each a “Drawdown Request”). On at least five (5) calendar days’ prior written notice (“Capital Notice”), the Sponsor may request a drawdown against the Investor Capital Contribution in order to meet the Sponsor’s commitment to the SPAC under a Drawdown Request (each a “Capital Call”) subject to the following conditions:

1.1.1	the Capital Notice to the Investor shall include (i) the total amount requested by the SPAC under the Drawdown Request and (ii) the amount being called from the Investor;

1.1.2	the aggregate amount of the Capital Calls shall not exceed the Investor Capital Contribution;

1.1.3	an initial Capital Call of up to $500,000 of the Investor Capital Contribution may be called by the Sponsor within five (5) business days of this Agreement;

1.1.4	a Capital Call of up to $500,000 of the Investor Capital Contribution may be called within five (5) business days after the date that the SPAC announces a business combination agreement; and

1.1.5	a Capital Call of up to $500,000 of the Investor Capital Contribution may be called within five (5) business days after the date of a filing of a registration statement in relation to the business combination.

For greater certainty, the Sponsor has the right but no obligation to make Capital Call(s) in its sole discretion and no Capital Calls may be made after the termination or expiry of this Agreement.

1.2	Subscription. Subject to Section 1.3, if the De-SPAC is closed and in consideration for the Capital Call(s) funded and received by the Sponsor hereunder (such funded amounts, being the “Capital Investment”), SPAC (or the surviving entity following the De-SPAC Closing) will issue one share of Class A Ordinary Shares for each dollar of the Investor’s Capital Investment at the De-SPAC Closing (“Subscription Shares”). The Subscription Shares shall not be subject to any transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. The Subscription Shares shall promptly be registered pursuant to a registration statement filed by the SPAC or the surviving entity following the De-SPAC Closing, which shall be filed no later than (30) calendar days after the De-SPAC Closing and declared effective no later than ninety (90) calendar days after the De-SPAC Closing.

1.3	Return of Capital. The SPAC Loan shall not accrue interest and shall be repaid by the SPAC, upon the De-SPAC Closing. Upon receipt of proceeds from the SPAC to the Sponsor, an amount equal to the Capital Investment will be paid to the Investor as a return of capital within five (5) business days of the De-SPAC Closing. The Sponsor shall not sell, transfer, or otherwise dispose of any securities owned by the Sponsor until the full amount of the Investor’s Capital Investment has been returned and paid to the Investor. The SPAC and Sponsor shall be jointly and severally obligated for such repayment. (i) If the De-SPAC is closed, the Investor may elect at the De-SPAC Closing to receive such repayments of the Capital Investment either in cash or Class A Ordinary Share at a rate of one Class A Ordinary Share for each US$10 of the Capital Investment. (ii) If the SPAC liquidates without consummating a De-SPAC, any amounts remaining in the Sponsor or SPAC’s cash accounts, not including the SPAC’s trust account, to the extent legally permissible and permissible under agreements which Sponsor or SPAC is party to, will be paid to the Investor by the Sponsor within five (5) calendar days of the liquidation. Notwithstanding anything to the contrary in this Agreement, such payment from the Sponsor shall fulfill the SPAC and the Sponsor’s joint obligations to repay the Investor’s Capital Investment and release the SPAC and the Sponsor from any and all joint obligations to repay the Investor’s Capital Investment pursuant to this agreement.

1.4	Default. In the event that Sponsor or SPAC defaults in its obligations under Sections 1.2 or 1.3 of this Agreement and in the event that such default continues for a period of twelve (12) business days following written notice to the Sponsor and SPAC (the “Default Date”), Sponsor shall promptly transfer to Investor 0.1 Class B ordinary shares owned by the Sponsor for each dollar of the Capital Investment (the “Sponsor Shares”) on the Default Date and shall transfer an additional 0.1 Sponsor Share for each dollar the Investor has funded each month thereafter, until the default is cured, to the extent permissible under applicable laws and agreements which Sponsor or SPAC is party to; provided that the total number of Sponsor Shares to be transferred to the Investor in accordance with this Section 1.4 shall not exceed 1 Sponsor Share for each dollar of the Capital Investment; provided however, that in no event will Sponsor transfer any Sponsor Shares to Investor that would result in Investor (together with any other persons whose beneficial ownership of SPAC’s Ordinary Shares would be aggregated with Investor’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Securities and Exchange Commission, including any “group” of which Investor is a member) beneficially owning more than 19.9% of the outstanding shares of SPAC Ordinary Shares (“Transfer Limit”); provided further than any Sponsor Shares that were not transferred to Investor because the transfer of such shares would have exceeded the Transfer Limit shall be promptly transferred to Investor upon written request from Investor to extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit. Any such Sponsor Shares received pursuant to this Section 1.4 shall be added to the registration statement required by Section 1.2 of this Agreement if not then effective and if such registration statement has been declared effective, such Sponsor Shares shall be promptly registered, and in any event will be registered within ninety (90) calendar days. In the event that Investor notifies Sponsor and SPAC of any default pursuant to this Section 1.4, Sponsor shall not sell, transfer, or otherwise dispose of any securities owned by the Sponsor, other than in accordance with this Section 1.4, until such default is cured or the full amount of the Investor’s Capital Investment has been returned and paid to the Investor.

1.5	Wiring Instructions. Within five (5) calendar days of receiving a Capital Notice, Investor shall advance the Capital Call amount specified in the Capital Notice to Sponsor by wire transfer of immediately available funds pursuant to the wiring instructions separately provided. For clarity, the aggregate amount of the Capital Calls funded under this Agreement will not exceed the Investor Capital Contribution.

1.6	Reimbursement. On the De-SPAC Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with this agreement not to exceed $5,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement and as of the Closing that:

3.1	Authority. Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2	Acknowledgement. Each Party acknowledges and agrees that the Subscription Shares and Sponsor Shares (as defined herein) have not been registered under the Securities Act or under any state securities laws and the Investor represents that, as applicable, it (a) is acquiring the Subscription Shares and Sponsor Shares pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Subscription Shares and Sponsor Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Exchange and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of making the transfer, and (d) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act). Each Party acknowledges and agrees that this subscription will not be treated as indebtedness for U.S. tax purposes.

3.3	Trust Waiver. The Investor hereby acknowledges that the SPAC have established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of its public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Investor hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Account for any reason whatsoever. To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the SPAC, the Sponsor or their respective affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended), which proceeding seeks, in whole or in part, monetary relief against thee SPAC, the Sponsor or their respective affiliates, the Investor hereby acknowledges and agrees that the Investor’s and its affiliates’ sole monetary remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the SPAC, the Sponsor or their respective affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public shareholders, whether in the form of money damages or injunctive relief, the SPAC, the Sponsor or their respective affiliates, as applicable, shall be entitled to recover from the Investor and its affiliates the associated legal fees and costs in connection with any such action, in the event thee SPAC, the Sponsor or their respective affiliates, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, nothing in this provision shall be deemed to limit Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of the SPAC.

3.4	Restricted Securities. Investor hereby represents, acknowledges and warrants its representation of, understanding of and confirmation of the following:

•	Investor realizes that, unless subject to an effective registration statement, the Subscription Shares and Sponsor Shares cannot readily be sold as they will be restricted securities and therefore the Sponsor Shares must not be accepted unless Investor has liquid assets sufficient to assure that Investor can provide for current needs and possible personal contingencies;

•	Investor understands that, because SPAC is a former “shell company” as contemplated under paragraph (i) of Rule 144, regardless of the amount of time that the Investor holds the Subscription Shares and Sponsor Shares, sales of the Subscription Shares and Sponsor Shares may only be made under Rule 144 upon the satisfaction of certain conditions, including that SPAC is no longer a ‘shell company’ and that SPAC has not been a ‘shell company’ for at least the last 12 months—i.e., that no sales of Subscription Shares and Sponsor Shares can be made pursuant to Rule 144 until at least 12 months after the De-SPAC; and SPAC has filed with the United States Securities and Exchange Commission (the “SEC”), during the 12 months preceding the sale, all quarterly and annual reports required under the Securities Exchange Act of 1934, as amended;

•	Investor confirms and represents that it is able (i) to bear the economic risk of the Subscription Shares and Sponsor Shares, (ii) to hold the Subscription Shares and Sponsor Shares for an indefinite period of time, and (iii) to afford a complete loss of the Subscription Shares and Sponsor Shares; and

•	Investor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Subscription Shares and Sponsor Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The SPAC (or the surviving entity following the De-SPAC Closing) shall take all steps necessary in order to remove the legend referenced in the preceding paragraph from the Subscription Shares and Sponsor Shares immediately following the earlier of (a) the effectiveness of a registration statement applicable to the Subscription Shares and Sponsor Shares or (b) any other applicable exception to the restrictions described in the legend occurs.

ARTICLE III

MISCELLANEOUS

4.1	Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

4.2	Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

4.3	No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

4.4	No Modification. No provision in this agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

4.5	Term of Obligations. The term of this Agreement shall expire (6) months after the De-SPAC Closing. However, the obligations set forth herein that are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including for the avoidance of doubt, the registration obligations set forth in Section 1.2 and Section 1.4 (only applicable to the second sentence thereof).

4.6	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

4.7	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.8	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

4.9	Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

4.10	Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice).

If to Investor:

POLAR MULTI-STRATEGY MASTER FUND

c/o Mourant Governance Services (Cayman)
Limited 94 Solaris Avenue Camana Bay

PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

With a mandatory copy to:

Polar Asset Management Partners Inc.

16 York Street, Suite 2900

Toronto, ON M5J 0E6

Attention: Legal Department, Ravi Bhat / Jillian Bruc
e E-mail: legal@polaramp.com / rbhat@polaramp.com / jbruce@polaramp.com

If to SPAC or Sponsor:

HH&L Acquisition Co. (if to the SPAC)

HH&L Investment Co. (if to the Sponsor)

Suite 2001-2002, 20/F, York House

The Landmark

15 Queen’s Road Central

Central, Hong Kong

Attention: Richard Qi Li

4.11	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

4.12	Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

4.13	Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

4.14	Indemnification. SPAC agrees to indemnify and hold harmless Investor, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party (collectively, the “Liability”) arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the SPAC of its obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the Investor; provided that the total Liability under this Agreement shall not exceed the amount of the Capital Investment; and further provided that neither the SPAC nor Sponsor will be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Investor’s material breach of this Agreement or from Investor’s willful misconduct, or gross negligence. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), SPAC will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of SPAC or Sponsor. No shareholders or its directors or officers of SPAC or Sponsor shall be liable for any Liability under this Section 4.14.

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The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SPAC:
HH&L Acquisition Co.

By:	/s/ Richard Qi Li
Name:	Richard Qi Li
Title:	Chief Executive Officer and Director

SPONSOR:
HH&L Investment Co.

By:	/s/ Richard Qi Li
Name:	Richard Qi Li
Title:	Director

INVESTOR:
POLAR MULTI-STRATEGY MASTER FUND
By its investment advisor
Polar Asset Management Partners Inc.

By:	/s/ Andrew Ma
Name:	Andrew Ma
Title:	CCO

By:	/s/ Kirstie Moore
Name:	Kirstie Moore
Title:	Legal Counsel